Exhibit 5.1

Boise Inc.
Legal Department
1111 West Jefferson Street Ste 200
PO Box 990050 Boise, ID 83799-0050
T 208 384 7732 F 208 384 7945
KarenGowland@BoiseInc.com

Karen Gowland
Vice President, General Counsel,
and Corporate Secretary

March 12, 2009

Boise Inc.
1111 West Jefferson Street
Ste. 200
Boise, ID 83799-0050

Subject: Boise Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        I am the Vice President, General Counsel and Secretary of Boise Inc., a Delaware corporation (the "Company"). In that capacity, I have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the "Registration Statement") registering the Covered Shares (as hereinafter defined). The "Covered Shares" consist of 10,922,772 issued and outstanding shares (the "Outstanding Shares") of common stock, $.0001 par value of the Company ("Common Stock") and 3,000,000 shares of Common Stock issuable upon exercise of the warrants sold privately to Nathan D. Leight and Jason G. Weiss (the "Warrant Shares") to be registered by the Company for possible resale by certain stockholders (the "Terrapin Shareholders") party to the Investor Rights Agreement, dated February 22, 2008, entered into by and among us, Boise Cascade and other stockholders named therein.

        I have reviewed originals or copies of certified or otherwise satisfactorily identified documents, corporate and other records, certificates and papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as I deemed it necessary to examine for purposes of this opinion.

        Based upon the foregoing, it is my opinion that the Outstanding Shares are legally issued, fully paid, and non-assessable shares of Common Stock and that the Warrant Shares, when issued upon exercise of the underlying warrants by the holders thereof and the receipt of the full payment of the warrant price by the holders thereof to the Company, will be legally issued, fully paid, and non-assessable shares of Common Stock.

        My opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and I do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

        I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ KAREN E. GOWLAND Karen E. Gowland

KEG/kg